EXHIBIT 10.4

2016 INDIVIDUAL PERFORMANCE-BASED CASH AWARD

THIS INDIVIDUAL PERFORMANCE-BASED CASH AWARD (this “Agreement”) is made and entered into as of the 31st day of March, 2016 (the “Grant Date”) by and between                      (the “Employee”) and PFSweb, Inc., a Delaware corporation (the “Company”), and is issued under and pursuant to the PFSweb, Inc. 2005 Employee Stock and Incentive Plan, as the same may be amended from time to time (the “Plan;” terms defined in the Plan having the same meaning when used herein, except as otherwise defined herein).

NOW, THEREFORE, intending to be legally bound, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

1. Definitions. The following terms (not otherwise defined herein), when used in this Agreement, shall have the following meanings, unless the context clearly requires otherwise (such definitions to be equally applicable to both the singular and plural of the defined terms):

“Adjusted EBITDA” shall mean the amount determined by the Committee as the Company’s “Adjusted EBITDA” for Fiscal Year 2016.

“Base Bonus Target” shall mean Adjusted EBITDA for Fiscal Year 2016 equaling or exceeding the amount so designated as set forth in the individual Award Certificate issued by the Company to the Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1986, as amended.

“Fiscal Year” shall mean the 12-consecutive-month period beginning on January 1 and ending on December 31, so that, by way of example, Fiscal Year 2016 shall mean the 12-consecutive-month period beginning on January 1, 2016 and ending on December 31, 2016.

“Fiscal Year Date” shall mean December 31, 2016.

“Individual Performance Goal(s)” shall mean the Individual Performance Goal(s) for the Employee in respect of Fiscal Year 2016 set forth in the individual Award Certificate issued by the Committee to the Employee.

“Individual Performance Goal Percentage” The percentage assigned to each Individual Performance Goal (all of which together shall equal one hundred percent (100%)). If there is only one Individual Percentage Goal, the Individual Performance Goal Percentage shall be one hundred percent (100%).

“Target Bonus” shall mean the Performance-Based Cash Award payable to the Employee in respect of Fiscal Year 2016 upon the achievement of all of the Individual Performance Goal(s) as set forth in the individual Award Certificate issued by the Company to the Employee.

2. Performance-Based Cash Award. The amount of the Performance-Based Cash Award payable to the Employee hereunder shall be determined as follows:

(a) If the Base Bonus Target is achieved, the Performance-Based Cash Award payable to the Employee hereunder shall be the Target Bonus multiplied by the Individual Performance Goal Percentage for each Individual Performance Goal which has been achieved.

(b) If the Base Bonus Target is not achieved, the Employee shall not be entitled to payment of any Performance Based Cash Award under this Agreement, regardless of the achievement of any Individual Performance Goal.

(c) If no Individual Performance Goal(s) have been achieved, the Employee shall not be entitled to payment of any Performance-Based Cash Award under this Agreement, regardless of the achievement of the Base Bonus Target.

3. Determination of Achievements. The Committee, in its sole and absolute discretion, shall determine when, whether, and if so, the extent to which, the Base Bonus Target has been achieved. Such determination, which shall be final and binding on all parties, shall be certified in writing as soon as administratively practicable in Fiscal Year 2017. The Chief Executive Officer of the Company, or any designee (other than the Employee) thereof, shall determine when, whether, and if so, the extent to which, the Individual Performance Goals have been achieved. Such determination, which shall be final and binding on all parties, shall be certified in writing as soon as administratively practicable in Fiscal Year 2017.

4. Vesting of Performance-Based Cash Award; Forfeiture. The Employee shall have no vested right in the Performance-Based Cash Award unless the requirements of Section 3 have been met. Such achievement shall be construed by all parties as a condition related to the purpose of the compensation for purposes of Section 409A of the Code. Provided that such requirements have been met, and that the Employee is employed by the Company as of the Fiscal Year Date, vesting shall occur as of the day following the Fiscal Year Date. If, prior to the Fiscal Year Date, the Employee voluntarily leaves employment with the Company other than for Good Reason or is terminated by the Company for Cause, the Employee shall forfeit the entirety of the Performance-Based Cash Award otherwise payable hereunder.

5. Adjustment of Performance-Based Cash Award. Notwithstanding any provision of this Agreement to the contrary, if (i) the Employee’s employment by the Company is terminated between the Grant Date and the Fiscal Year Date, other than termination by the Company for Cause or the voluntary termination by the Employee other than for Good Reason, (ii) the Base Bonus target has been achieved, and (iii) one or more Individual Performance Goals have been achieved as provided herein, then, in such event, the Employee shall be entitled to payment of a portion of the Performance-Based Cash Award equal to the amount of the Performance-Based Cash Award which the Employee would have received hereunder, but for the termination of employment, multiplied by a fraction, the numerator of which is the number of days in Fiscal Year 2016 in which the Employee is employed by the Company and the denominator of which is 366.

6. Payment of Performance-Based Cash Award. Payment of the Performance-Based Cash Award shall be made in a single lump sum in cash, less all applicable withholdings, no later than April 14, 2017. In no event shall payment of the Performance-Based Cash Award be made later than the last day of Fiscal Year 2017.

7. Provisions of Plan. Except as provided herein, the provisions of this Agreement shall be subject to the provisions of the Plan, which are hereby incorporated herein by reference and made part hereof. The Employee acknowledges and agrees that he or she has been provided with and has read the Plan and understands the provisions thereof. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall take precedence, other than for such provisions of the Plan which, by their terms, are subject to the provisions of an Award Certificate.

8. No ERISA Plan. Neither this Agreement nor the award of the Performance-Based Cash Award hereunder shall be construed by any party as being subject to any provisions of ERISA, and shall not be so subject. Without in any way limiting the generality of the foregoing, the Performance-Based Cash Award awarded hereunder shall constitute a mere unfunded promise to pay by the Company and a bonus program within the meaning of Department of Labor Regulation Section 2510.3-2(c) promulgated under ERISA.

9. [deleted].

10. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Employee under this Agreement shall be in writing and addressed to the Employee at the Employee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

11. Parachute Payments and Parachute Awards. If the Employee is a “disqualified individual,” as defined in paragraph (c) of Code Section 280G, then, notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore entered into by the Employee and the Company (an “Other Agreement”), except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999 (a “280G Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Employee (or an employee group of which the Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Employee (a “Benefit Arrangement”), any right the Employee has in respect of payment under this Agreement, any Other Agreement or any Benefit Arrangement will be reduced or eliminated: (a) to the extent that such right to payment, taking into account all other rights, payments, or benefits to or for the Employee under all Other Agreements and all Benefit Arrangements, would cause the payment to Employee under this Agreement to be considered a “parachute payment” within the meaning of paragraph (b)(2) of Code Section 280G as then in effect (a “Parachute Payment”); and (b) if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts the Employee is entitled to receive from the Company under all Other Agreements and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Employee without causing any such payment or benefit to be considered a Parachute Payment. The Company will accomplish such reduction in a manner to be mutually agreed with, and most beneficial for, the Employee. The foregoing shall not be interpreted so as to restrict, reduce, amend or modify any of the existing terms and provisions of any 280G Agreement to which the Employee and the Company may be a party and any payment hereunder shall be entitled to the benefits thereof.

12. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, such determination shall not affect the remaining provisions of this Agreement, which shall be enforced to the maximum extent permitted under applicable law.

13. Modification. Subject to the provisions of the Plan, this Agreement may be modified only in writing pursuant to an agreement by and between the Company and the Employee.

14. Headings. The headings contained herein are for convenience of reference only and shall not be construed by any party as having any substantive significance.

15. Clawback. Notwithstanding any other provisions in this Agreement, this Award is subject to recovery under any current or future law, government regulation or stock exchange listing requirement, and is subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company at any time pursuant to any such law, government regulation or stock exchange listing requirement).

16. Section 409A of the Code. It is intended that all payments under this Agreement qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any payment hereunder does not qualify for treatment as an exempt short-term deferral, it is intended that such payment shall be paid in a manner that satisfies the requirements of Section 409A of the Code. This Agreement shall be interpreted and construed accordingly.

17. Execution and Counterparts. This Agreement shall be deemed executed and delivered by the parties upon the execution of the individual Award Certificate issued to the Employee in connection herewith, which Award Certificate shall be executed by an authorized officer of the Company and may be executed in any number of counterparts, each of which shall be deemed an original, and shall be effective when a counterpart thereof has been received from both parties.